SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 16, 2011

PHOENIX FOOTWEAR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31309	15-0327010
(Commission File Number)	(IRS Employer Identification No.)

5937 Darwin Court, Suite 109, Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 602-9688

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2011, the Board of Directors elected Greg Slack as Chief Financial Officer and Secretary, effective April 1, 2011. Mr. Slack has held a number of senior financial positions during his 20 year career, including serving as the Chief Financial Officer at JMC Management and prior to that, Bay Logics, Inc. From 2004 to 2009, Mr. Slack served as the Chief Financial Officer at Ashworth, Inc., a publicly traded apparel company, a position he held until the company’s acquisition by Taylor Made Adidas Golf. Prior to joining Phoenix Footwear Group, Inc., Mr. Slack was serving as the President and Chief Financial Officer of Uniforms Express International, Inc.

On March 16, 2011, Mr. Slack entered into an employment agreement with Phoenix Footwear Group, Inc. that provides for an annual salary of $154,000 for the first twelve months of employment, increasing to $175,000 in the second year. In addition, Mr. Slack is granted 50,000 shares of company stock to vest in 1/3 increments on his employment anniversary dates. The underlying shares are issued under the Company’s Amended and Restated 2001 Long-Term Incentive Plan following the vesting of award. Mr. Slack is also eligible for an annual incentive bonus in the range of 0% to 50% of his current annual base salary, subject to the determination and approval of the Board of Directors.

There is no arrangement or understanding between Mr. Slack and any other person, pursuant to which Mr. Slack is to be selected as an officer of the Company that would require disclosure under Item 401(b) of Regulation S-K. Additionally, there is no family relationship between Mr. Slack and any other person that would require disclosure under Item 401(d) of Regulation S-K. Mr. Slack is not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

The Company’s press release attached hereto as Exhibit 99.1, also announced this event.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release issued March 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX FOOTWEAR GROUP, INC.

Date: March 22, 2011	By:	/s/ James R. Riedman
	Name:	James R. Riedman
	Title:	Chairman, Chief Executive Officer, President

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued March 21, 2011